Deer Consumer Products, Inc. Announces 3 Year National Sales Agreement with a Leading Chinese Electronics Retailer, Provides 2010 Financial Guidance, Anticipates a Year of Record Earnings Growth

•	Affirms 2009 net income guidance of $11.5 million, an increase of approximately 238% from 2008 on estimated revenues of approximately $81 million, an 88% increase from 2008

•	2010 Revenue Guidance: between $140 million and $145 million from organic growth, an estimated revenue increase of between 73% and 79% from 2009

•	Anticipate high margin, Chinese domestic market sales to increase more than 300% from 12% of total revenues in 2009 to approximately 40% of total revenues in 2010

•	2010 Net Income Guidance: between $22.5 and $23 million, an estimated increase in net income of between 95% and 100% from 2009

•	Continue to Maintain Strong Balance Sheet：strong cash position and no long term debt

•	Strong cash position to fund the current strategic growth plan

•	Anticipates favorable market environment and growth momentum to continue in 2010 and beyond

•	Insiders Interest Aligned with Shareholders: Insider shares locked up through July 2012, representing Deer’s entire insider holdings and more than 48% of Deer’s total current outstanding shares

NEW YORK, Jan. 20, 2010 /PRNewswire-FirstCall/ -- Deer Consumer Products, Inc. ("Deer") (NASDAQ: DEER; website: www.deerinc.com), one of the world's largest designers and ODM manufacturers of home and kitchen electronics marketing to both global and Chinese domestic consumers, announced today the Company has reached a 3 year, renewable national distribution agreement with one of the largest Chinese national electronics retailers with more than 1,200 stores nationwide.

The distribution agreement includes sale of a wide variety of Deer’s home and kitchen electronics products under the "DEER" brand for product delivery to the retailer’s nationwide stores. Deer and the national retailer will also jointly provide marketing and branding support.

Bill He, Chairman & CEO of Deer commented: “Deer anticipates a total of approximately $55 million to $60 million in high margin, Chinese domestic revenue in 2010, an increase of more than 300% from 2009. As we expected, our recent agreements with two of China’s leading domestic retailers will make up the majority of our domestic sales. In addition, we will continue to generate sales from many other regional Chinese domestic distribution channels. This is the beginning of a significantly strengthened “DEER” brand and related sales in the rapidly growing Chinese marketplace in 2010 and beyond.”

2010 REVENUE GUIDANCE: Sales Anticipated to Increase More than 73%

Deer anticipates 2010 revenues to be between $140 million and $145 million from organic growth and market expansion, an estimated increase of more than 73% from 2009. Of which, approximately 60% of revenues are anticipated from international markets and 40% of revenues from the Chinese domestic markets. Deer also anticipates international markets to expand significantly due to strong global customer demand which the Company is currently experiencing.

2010 EARNINGS GUIDANCE: Net Income Anticipated to Increase More than 95%

Deer anticipates 2010 net income to be between $22.5 million and $23 million as a result of organic growth in revenues, an estimated increase of more than 95% in net income from 2009.

2010 GROWTH STRATEGIES: Organic Growth and Strategic Synergistic Acquisitions

Deer anticipates significant revenue and market growth from both Chinese domestic and international sales driven by China’s continued consumer wealth expansion, broader Chinese home ownerships, deeper global market penetration and strong customer demand for small home and kitchen electronics worldwide. Deer also plans to increase product offerings and may explore synergistic acquisition opportunities that may be immediately accretive to the Company’s current year earnings. Deer believes the Company can sufficiently fund 2010 organic growth strategies from cash on hand as well as anticipated internally generated cash flow.

MANAGEMENT COMMENTS:

Bill He, Chairman & CEO of Deer commented: "These recent domestic marketing channel successes with two of China’s largest retailers have provided significant visibility for our 2010 sales and earnings guidance. Our international markets continue to show exciting signs of global economic recovery and an uptrend in export growth. With a strong balance sheet, Deer anticipates strong financial performance and a year of record sales and earnings growth in 2010. "

Mr. He continued:” As a consumer product company, Deer has direct access to the vast Chinese consumers.  2010 will be an important milestone for Deer’s long term growth as we plan to further expand and establish ourselves as a market leader in various markets and distribution channels globally. Deer’s management team and insiders voluntarily entered into share lock up agreements which prevent insiders from selling any shares to the public markets till at least July 2012, which represent more than 48% of Deer’s entire outstanding shares. Our confidence in our 15 year old business and our vested interest are totally in line with those of our shareholders.”

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.deerinc.com) is a NASDAQ Global Market listed U.S. public company headquartered in China. Deer has a 15 year operating business. Supported by more than 103 patents, trademarks, copyrights and approximately 1,900 company-trained seasonal and full-time staff, Deer is a leading designer, ODM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mar, Deer has enjoyed rapid sales and earnings growth in the recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
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Corporate Contact:
Mrs. Yongmei Wang
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com
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Source: Deer Consumer Products, Inc.